Contact:                      Darris Gringeri                                                                Silvia Davi
  DIRECTV, Inc.                                               NASDAQ
        (212) 462-5136                      (646) 441-5014

  THE DIRECTV GROUP ANNOUNCES SWITCH TO THE NASDAQ STOCK MARKET

EL SEGUNDO, Calif./New York, N.Y., Nov. 15, 2007–The DIRECTV Group today announced that it will switch its stock exchange listing from The New York Stock Exchange to The NASDAQ Stock Market, effective December 3.  DIRECTV will be listed on The NASDAQ Global Select Market and trade on the exchange with the ticker symbol NASDAQ: DTV.

“Our switch to NASDAQ was driven by our desire to achieve greater value for our investors,” said Jon Rubin, senior vice president of Financial Planning and Investor Relations for The DIRECTV Group, Inc. “We believe that NASDAQ’s vision for leadership coupled with its market structure and vast product offerings will allow for improved service for us and our investors while simultaneously reducing our costs.”

“Companies that list on NASDAQ share a common goal of being visionaries within their sectors; moving beyond old ways of doing business and leading through innovation,” commented Bruce Aust, executive vice president of The NASDAQ Stock Market’s Corporate Client Group.   “DIRECTV embodies this strategic vision and is an example of a company meeting their investor needs.  We are proud to have DIRECTV list on The NASDAQ Global Select, the market with the highest listing standards in the world.  DIRECTV is joining 3,100 diverse companies listed on our exchange such as Starbucks, Whole Foods, Staples, Charles Schwab, and Google and wish them continued success” added Mr. Aust.

About The DIRECTV Group
The DIRECTV Group is a world-leading provider of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, the DIRECTV Group provides digital television service to more than 16.6 million customers in the United States and over 4.6 million customers in Latin America.

About NASDAQ
NASDAQ is the largest U.S. equities exchange. With approximately 3,100 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks as well as a leading liquidity pool for trading NYSE-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom at www.nasdaq.com/newsroom/.

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